Exhibit 16.1

January 23, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of American Education Center Inc. filed with the Securities and Exchange Commission on January 23, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of American Education Center Inc.

/s/ G.C. & Associates CPAs, PLLC

G.C. & Associates CPAs, PLLC